SECURITIES AND EXCHANGE COMMISSION

                    Washington, D.C. 20549


                         FORM 8-K

                      CURRENT REPORT
             Pursuant to Section 13 or 15(d) of the
                Securities Exchange Act of 1934

                    September 26, 1996
      Date of Report (Date of earliest event reported)



                  Mile High Brewing Company
   (Exact name of registrant as specified in its charter)



       Delaware           33-95606                 93-1145738
   (State or other       (Commission             (IRS Employer
    jurisdiction of       File No.)           Identification No.)
    incorporation)

            2401 Blake Street, Denver Colorado  80205
       (Address of principal executive offices) (Zip Code)



       Registrant's telephone number, including area code:
                       (503) 232-9771



                      Not applicable
(Former name or former address, if changed since last report)











                       Exhibit Index on Page 5


Item 5.  Other Events

     On September 22, 1996, the Board of Directors of Nor'Wester's Affiliate Willamette Valley Inc., Microbreweries across Amercia ("WVI") and the Board of Directors of the Nor'Wester Brewing Company, Inc. ("Nor'Wester"), entered into a non-binding letter of intent with The UB Group of Bangalore, India setting forth the proposed terms of The UB Group's planned investment of $12 million in the alliance of craft breweries controlled by Nor'Wester and WVI. Under the terms of the letter of intent, The
UB Group's investment will be made in the resulting entity following the proposed consolidation of Nor'Wester, WVI and each of WVI's four publicly-owned, regional craft brewing subsidiaries--Aviator Ales, Inc. located in Woodinville, Washington; Mile High Brewing Company located in Denver,
Colorado; Bayhawk Ales, Inc. located in Irvine, California; and
North Country Brewing Company located in Saratoga Springs, New
York.

     According to the terms set forth in the letter of intent, The UB Group's investment in the newly consolidated entity will consist of $9.0 million in cash along with the issuance of $2.0 million in equity securities of The UB Group's Kingfisher North America subsidiary, the grant of an exclusive right to manufacture Kingfisher beer for sale in North America, and The UB Group's provision of certain management and technical services to the consolidated entity. Closing of the transaction, remains subject to (i) The UB Group's completion of a satisfactory due diligence review, (ii) the negotiation and execution of a definitive investment agreement between the parties, (iii) approval by the boards of directors and shareholders of each of Nor'Wester, WVI and WVI's four regional craft brewing subsidiaries of a merger of WVI and its subsidiaries into Nor'Wester and an exchange of shares of Nor'Wester common stock for shares of WVI and its four subsidiaries, (iv) registration with the U.S. Securities and Exchange Commission of the Nor'Wester shares to be exchanged in the merger, and (v) other customary conditions for transactions of this type.

     Upon execution of the letter of intent, The UB Group will provided the Nor'Wester/WVI alliance of craft breweries with $500,000 in the form of a bridge loan to sustain and grow their brewing operations. Until completion of the planned consolidation and closing of the investment, The UB Group has also agreed to provide the Nor'Wester/WVI alliance with additional bridge loans in negotiated amounts as are necessary to sustain operations and growth.

     Following completion of the proposed consolidation and closing of The UB Group's investment, The UB Group and James W. Bernau, the founder and President of both Nor'Wester and WVI, will each hold 26% of the newly consolidated entity. Mr. Bernau will continue to serve as President and CEO of the consolidated entity and Vijay Mallya, Chairman of the Board of Directors of The UB Group, will serve as Chairman of the Board of Directors of the consolidated entity. Mr. Bernau and The UB Group plan to enter into a voting agreement with respect to the election of directors of the consolidated entity. The voting agreement will provide that the board will consist of 7 members, two appointed by Mr. Bernau, two appointed by The UB Group, and three outside directors mutually agreeable to Mr. Bernau and The UB Group.

     Following completion of the proposed consolidation, all shareholders in the Nor'Wester/WVI alliance will hold shares in the surviving corporation, tentatively to be named Nor'Wester Craft Brewing Alliance, Inc. The shares will be listed for trading on the Nasdaq National Market System under the symbol ALES. Completion of the proposed consolidation and closing of The UB Group's investment is expected to occur near the end of 1996 or the first calendar quarter of 1997.




                           SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

                               NOR'WESTER BREWING COMPANY, INC.


Date: September 26, 1996       By:   /s/ James W. Bernau
                               James W. Bernau
                               President



                          EXHIBIT INDEX


Exhibit No.    Description

  1            Letter of Intent between Nor'Wester Brewing
               Company, Inc., Willamette Valley, Inc.
               Microbreweries Across America and The UB Group dated September 18, 1996

  2            Press Release dated September 26, 1996

  3            Form of letter to Company's
               Shareholders.